10f-3 REPORT

SMITH BARNEY INCOME FUNDS
SMITH BARNEY DIVERSIFIED STRATEGIC INCOME FUND

" August 1, 2001 through October 31,2001"

	Trade				% of
Issuer	Date	Selling Dealer	Amount	Price	Issue (1)

Motorola Inc. Equity	10/26/01	J.P. Morgan Chase	$4,300   	$50.000	0.12	A
  Security Units
   7.000% due 11/16/04

Pennzoil-Quaker State	10/29/01	J.P. Morgan Chase	1,020,000	99.383	2.40	B
   10.000% due 11/1/08

Terra Cap. 	10/30/01	        CS First Boston	       3,455,000	99.430	10.00	c
   12.875% due 10/15/08

(1)  Represents purchases by all affiliated funds; may not exceed
       25% of the principal amount of the offering.

A-Includes purchases of $20,700 by other Smith Barney Mutual Funds. B-Includes purchases of $4,980,000 by other Smith Barney Mutual Funds. C-Includes purchases of $16,545,000 by other Smith Barney Mutual Funds.

10f-3 REPORT

SMITH BARNEY INCOME FUNDS
SMITH BARNEY DIVERSIFIED STRATEGIC INCOME FUND

November 1, 2001 through January 31,2002

	Trade				% of
Issuer	Date	Selling Dealer	Amount	Price	Issue (1)

Rite Aid Corp.	11/14/01	J.P. Morgan Chase	"$85,000"	$100.000	0.46	A
  4.750% due 12/1/06

Allied Waste North	11/15/01	J.P. Morgan Chase	 2,485,000 	 100.000 	2.00	B
 America 8.500% due 12/1/08

GAP Inc. 8.800% due 12/15/08	11/16/01	Goldman Sachs	 1,650,000	99.769	2.00	C

Revlon Consumer Products	11/19/01	Bear Stearns	 2,910,000	96.569	4.68	D
  12.000% due 12/1/05

Lyondell Chemical Co.	11/30/01	J.P. Morgan Chase	1,305,000	100.000	2.04	E
   9.500% due 12/15/08


(1)  Represents purchases by all affiliated funds; may not exceed
       25% of the principal amount of the offering.

A-Includes purchases of $825,000 by other Smith Barney Mutual Funds. B-Includes purchases of $12,515,000 by other Smith Barney Mutual Funds. C-Includes purchases of $8,350,000 by other Smith Barney Mutual Funds. D-Includes purchases of $14,090,000 by other Smith Barney Mutual Funds. E-Includes purchases of $6,695,000 by other Smith Barney Mutual Funds.